Advanced Aesthetic Technologies, Inc.

Invest $100.00 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc.

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Introducing Advanced Aesthetic Technologies, Inc.

Advanced Aesthetic Technologies, Inc (AAT) is an aesthetic medical device company utilizing a patented all-natural gel implant technology without any additives or chemicals, consistently producing excellent outcomes for a natural youthful look. AAT is driving the adoption of Algeness® in the aesthetic community and is now available in 27 countries.

Algeness is a hydrocolloidal gel implant of a natural sugar called agarose produced in varying concentrations. Produced in a patented process, using 100% pure all-natural components, with strict quality control and sterilization procedures. Being all-natural, Algeness® is clinically proven to be 100% biodegradable and biocompatible.

Learn more about Advanced Aesthetic Technologies, Inc. at https://www.algeness.com/.

Be a Part of Advanced Aesthetic Technologies, Inc.

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Advanced Aesthetic Technologies, Inc.. Up to $1,070,000.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by March 15, 2019 at 6:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. Advanced Aesthetic Technologies, Inc. may issue additional securities to raise up to $4,000,000, the offering's *maximum*.

$84,170 raised!

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,134,852 shares × $2.50 per share
= $20,337,130 implied valuation

Financials

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

Advanced Aesthetic Technologies, Inc.'s SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

- Form C on November 13, 2018
- Form C/A on February 8, 2019
- Form C/A on February 15, 2019

Ask Advanced Aesthetic Technologies, Inc. a Question

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Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.